Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Frequency Electronics, Inc.

Mitchel Field, New York

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-08901, 333-40506, 333-140938, 333-156600, 333-42233 and 333-188952) of Frequency Electronics, Inc. of our report dated July 14, 2022, except for the caption entitled “Restatement of Previously Issued Financial Statements” included in Note 3, as to which the date is December 20, 2022,  relating to the consolidated financial statements which appears in this Annual Report on Form 10-K/A.

/s/ BDO USA, LLP

Melville, New York

December 20, 2022